EXHIBIT 10.1

First Amendment to the Employment Agreement

FIRST AMENDMENT, dated as of, and effective, September 26, 2017 (this “Amendment”), to the Employment Agreement dated as of January 20, 2016 (the “Agreement”) by and between Spectrum Brands, Inc., a Delaware corporation (the “Company”), Spectrum Brands Holdings, Inc., a Delaware corporation (“Parent”) and David M. Maura (the “Executive”).

WHEREAS, the parties desire to amend the Agreement in certain respects; and agree that all other terms and conditions of the Agreement shall otherwise remain in place, except as expressly amended herein.

NOW, THEREFORE, for valuable consideration, receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows, effective as of the date set forth below:

1. A New Section 10(s) is added to the Agreement to read in its entirety as follows:

“Permitted Activity.  Notwithstanding anything in this Agreement to the contrary, Executive shall be permitted to be an investor, director, officer and/or employee of a special purpose acquisition company (“SPAC”). In addition, if during the Non-Competition Period, an opportunity  related to the Company’s and/or the Parent’s business (or which is similar to or competitive with a business of the Company and/or the Parent) is presented to the Executive, whether as a director (in his capacity as a director) or as an employee, then if the Specified Conditions are met, the Executive may pursue such opportunity and be engaged with such activity (whether in connection with the SPAC or any company involved in a business combination with the SPAC or otherwise) and it shall not be deemed a breach of this Agreement (notwithstanding anything contained in Section 6) or the Company’s and/or the Parent’s corporate guidelines or the Company’s and/or the Parent’s articles of incorporation or any other agreement.   For purposes of this Agreement, “Specified Conditions” means that (i) such opportunity is presented to a committee of independent directors of the Board, (ii) the committee determines not to pursue such opportunity and (iii) the committee consents in writing to the Executive pursuing such opportunity for his own benefit (whether through a SPAC or any company involved in a business combination with the SPAC or otherwise).”

2. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts of laws thereof that would call for the application of the substantive law of any jurisdiction other than the State of New York.

3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.

[Signature Page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

Spectrum Brands, Inc.

By:

Stacey Neu

Senior Vice President, Human Resources

Spectrum Brands Holdings, Inc.

By:

Nathan E. Fagre

Senior Vice President, Secretary and General Counsel

EXECUTIVE:

Name:  David M. Maura